Exhibit 10.6

[Form for Directors]

ATLANTICUS HOLDINGS CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

PLAN: Atlanticus Holdings Corporation Fourth Amended and Restated 2014 Equity Incentive Plan

NUMBER OF RESTRICTED STOCK UNITS:

DATE OF GRANT:

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), made and entered into this          day of              , 20    , by and between ATLANTICUS HOLDINGS CORPORATION, a Georgia corporation (“Atlanticus”), and                      (the “Grantee”);

W I T N E S S E T H:

WHEREAS, the Atlanticus Board of Directors has adopted, and the Atlanticus shareholders have approved, the Atlanticus Holdings Corporation Fourth Amended and Restated 2014 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Plan authorizes the Compensation Committee (“Committee”) to cause Atlanticus to enter into a written agreement with the Grantee setting forth the form and the amount of any award and any conditions and restrictions of the award imposed by the Plan and this Agreement; and

WHEREAS, the Committee desires to make an award to the Grantee consisting of Restricted Stock Units.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Atlanticus and the Grantee hereby agree as follows:

1. General Definitions. Any capitalized terms herein shall have the meanings set forth in the Plan, and, in addition, for purposes of this Agreement, each of the following terms, when used herein, shall have the meanings set forth below:

(a) “Atlanticus” or “Company” shall mean Atlanticus Holdings Corporation.

(b) “Common Stock” shall mean the common stock of Atlanticus, no par value per share.

(c) “Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

(d) “Restricted Stock Units” or “RSUs” shall mean the number of Restricted Stock Units set forth on page 1 of this Agreement.

(e) “Vesting Date” shall mean the date that all conditions and restrictions imposed upon the Restricted Stock Units granted in accordance with this Agreement, including vesting pursuant to Section 3, are completely satisfied and the applicable Restricted Stock Units become vested, earned and payable.

2. Grant of Units. Upon the terms and subject to the conditions and limitations hereinafter set forth, the Grantee has been awarded the Restricted Stock Units. Each Restricted Stock Unit corresponds to one share of the Common Stock of the Company. Until the Vesting Date, the Restricted Stock Units represent an unsecured promise of the Company to deliver, and the right of the Grantee to receive, one share of Common Stock of the Company at the time and on the terms and conditions set forth herein for each Restricted Stock Unit that becomes vested, earned and payable. As a holder of RSUs, the Grantee only has the rights of a general unsecured creditor of the Company. Upon the terms and subject to the conditions and limitations herein set forth, the Grantee shall have the right to receive on the Vesting Date one share of the Common Stock of the Company for each Restricted Stock Unit that then becomes vested, earned and payable. Subject to Section 4, as soon as administratively practicable (and no later than 30 days) after the Vesting Date, the shares of Common Stock shall be issued to the Grantee as unlegended shares of Common Stock. Any Restricted Stock Units that do not or cannot become vested, earned and payable pursuant to Section 3 shall be forfeited to Atlanticus.

3. Vesting. Subject to the terms, conditions, and limitations set forth herein, the Restricted Stock Units shall vest and become earned and payable [in equal installments on each of the first two anniversaries of the Date of Grant] (each of which shall constitute a Vesting Date) provided that the Grantee is serving on the Board of Directors of Atlanticus from the Date of Grant through the applicable date.  Provided that the Grantee is on the Board of Directors of Atlanticus at the time of a “Change in Control,” any Restricted Stock Units that theretofore have not become vested, earned and payable shall immediately become vested, earned and payable upon a “Change in Control.”

Notwithstanding the foregoing, any Restricted Stock Units that theretofore have not become vested, earned and payable shall immediately become vested, earned and payable upon the death or Disability of Grantee while serving on the Board of Directors of Atlanticus.

Upon issuance, the Grantee will be responsible for payment of all income and any other taxes in connection with the issuance of such shares of Common Stock.

4. Transfer Subject to Compliance with Securities Laws. Notwithstanding the vesting of any Restricted Stock Units and delivery of shares of Common Stock thereunder, Grantee shall not be entitled to transfer any shares of Common Stock Grantee is issued except in compliance with applicable securities laws.

5. No Right to Continued Service. The grant evidenced hereby does not confer upon the Grantee the right to continued service on the Board of Directors of Atlanticus, nor shall it interfere with the right of Atlanticus or any other authority to terminate Grantee’s service on the Board of Directors of Atlanticus at any time.

6. Adjustment of RSUs. The number of Restricted Stock Units that may become vested, earned and payable hereunder shall be subject to adjustment from time to time by the Committee in accordance with the terms of the Plan in the event of certain changes in the Common Stock or certain corporate transactions affecting the number or value of the shares of Common Stock.

7. Miscellaneous.

(a) These Restricted Stock Units may only be transferred or assigned in accordance with the terms of the Plan.

(b) The terms of this Agreement shall be binding upon and shall inure to the benefit of any successors or assigns of Atlanticus and of the Grantee.

(c) The Grantee shall not be entitled to vote or to receive dividends with respect to any shares of Common Stock subject to any Restricted Stock Units until vesting of the Restricted Stock Units and issuance of the certificate representing such shares of Common Stock.

(d) This grant has been made pursuant to the Plan and shall be subject to, and governed by, the terms and provisions thereof. The Grantee hereby agrees to be bound by all the terms and provisions of the Plan. In the event of any conflict between the terms of the Plan and this Agreement, the provisions of the Plan shall govern.

(e) This grant is intended to be a Non-409A Award under the Plan.

(f) This Agreement shall be governed by the laws of the State of Georgia.

(g) Atlanticus covenants that it will at all times reserve and keep available, solely for purposes of issue upon vesting of these Restricted Stock Units, a sufficient number of shares of Common Stock to permit issuance of the shares of Common Stock in full on vesting of the Restricted Stock Units.

IN WITNESS WHEREOF, Atlanticus and the Grantee have executed this Agreement as of the day and year first above written.

ATLANTICUS HOLDINGS CORPORATION

By:

Its:	Chief Executive Officer

GRANTEE: